906 CERTIFICATION OF 20-F REPORT

OF

KIMBER RESOURCES INC

FOR THE YEAR ENDED JUNE 30, 2006

The undersigned are the Chief Executive Officer and the Chief Financial Officer of Kimber Resources Inc. ("  Kimber "). This Certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. This Certification accompanies the 20-F Report of Kimber for the year ended June 30, 2006.

We certify that such 20-F Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such 20-F Report fairly presents, in all material respects, the financial condition and results of operations of Kimber.

This Certification is executed as of  September 25, 2006.

“R. V. Longe”
Robert V. Longe
President and Chief Executive Officer
(Principal Executive Officer)

“Gordon Cummings”
Gordon Cummings
Chief Financial Officer
(Principal Financial and Accounting Officer)